EXHIBIT 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
AMONG
RECORD REALTY TRUST,
RECORD REALTY (US) LLC,
AND
GOVERNMENT PROPERTIES TRUST, INC.
DATED AS OF OCTOBER 23, 2006

COMPANY DISCLOSURE SCHEDULE
Title Section

Title	Section
Denver Agreement Amendment	2.5(d)
Company Subsidiaries	3.1(b)
Equity or Voting Securities	3.1(c)
Investments	3.1(d)
Company Restricted Shares	3.2(c)
Voting or Transfer Agreements	3.2(d)
Company Share Acquisition Obligations	3.2(e)
Registration Obligations	3.2(f)
Company SEC Reports	3.4
Undisclosed Liabilities	3.5(a)
Derivative and Hedging Instruments	3.5(b)
Events Subsequent to Most Recent Fiscal Year End	3.6
Consents and Approvals; No Violations	3.7
Litigation	3.8
Properties	3.9(a)
Title Insurance	3.9(c)
Properties Under Development	3.9(d)
Permits	3.9(e)
Properties: No Violations	3.9(f)
Performance; Payments	3.9(g)
Company Leases	3.9(h)
Option Agreements; Rights of First Refusal	3.9(j)
Nonexempt Assets	3.9(k)
Employee Programs	3.10(a)
Other Employment Arrangements	3.10(h)
Change in Control Agreements	3.10(i)
Labor Proceedings	3.11(b)
Environmental Reports	3.12(a)
Wetlands; Restrictions on Use	3.12(c)
Environmental Indemnity Agreements	3.12(i)
Appeals of Local Tax Assessments	3.13(a)
Company Assets	3.13(b)
Tax Extensions	3.13(h)
Tax Sharing Agreements	3.13(i)
Private Letter Rulings	3.13(j)
Non-Deductible Compensation	3.13(k)
Tax Protection Agreements	3.13(n)
Entity Classification	3.13(p)
Material Contracts and Defaults	3.14(a)
Defaults on Material Contracts	3.14(b)
Related Party Transactions	3.18
Individuals with Company Knowledge	3.22

iv

Title	Section
Permitted Transactions	5.1
Officers’ and Directors’ Indemnification	6.5(b)
Employee Benefit Agreements	6.8(b)(i)
Pre-Merger Employee Benefit Arrangements	6.8(b)(ii)

EXHIBITS

Exhibit A	Opinion of Counsel as to Tax Matters
Exhibit B	Example of Statement of Lease

v

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2006 (this “Agreement”), is made by and among Record Realty Trust, a listed Australian Property Trust (“Parent”) acting through its responsible entity, Record Funds Management Limited, a company incorporated under the laws of the Commonwealth of Australia (“RFML”), Record Realty (US) LLC, a Maryland limited liability company (“Merger Sub”), and Government Properties Trust, Inc., a Maryland corporation (the “Company”).
WITNESSETH:
     WHEREAS, the parties wish to effect a combination through a merger of the Company with and into Merger Sub (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Maryland Limited Liability Company Act, as amended (the “MLLCA”), pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of the Company (collectively, the “Company Shares”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions provided herein;
     WHEREAS, the Board of Directors of the Company (the “Company Board”), has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and deems it advisable and in the best interests of the Company stockholders to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein;
     WHEREAS, the respective Boards of Directors of each of RFML and Merger Sub have declared advisable, authorized and approved this Agreement, the Merger and the transactions contemplated by this Agreement in accordance with the requirements of applicable Law and their respective governing documents;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving limited liability company in the Merger (the “Surviving Company”) and shall be a Subsidiary of Parent by virtue of Merger Sub having been a Subsidiary of Parent immediately prior to the Effective Time. The

Merger shall have the effects specified in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA.
     1.2 Charter and Bylaws. The name of the Surviving Company shall be “Record Realty (US) LLC,” and the articles of organization and operating agreement of Merger Sub in effect immediately prior to the Effective Time shall be the articles of organization and operating agreement of the Surviving Company (together, the “Surviving Organizational Documents”) at and immediately after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.
     1.3 Effective Time
          (a) On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance the MGCL and the MLLCA. The Merger shall become effective (the “Effective Time”) upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger.
          (b) Unless otherwise agreed, the parties hereto shall cause the Effective Time to occur on the Closing Date.
     1.4 Closing. The closing of the Merger (the “Closing”) shall occur on the fifth (5th) Business Day after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived as of the Closing Date (as hereinafter defined) but subject to satisfaction or waiver of such conditions) shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit of the same (unless extended by the mutual agreement of the parties hereto) or on such other day as the parties hereto may mutually agree, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”); provided, however, in no event shall the Closing Date occur earlier than January 8, 2007. The Closing shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, or at such other place as mutually agreed to by the parties hereto.
     1.5 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company as of the Effective Time and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Surviving Organizational Documents.

ARTICLE 2
MERGER CONSIDERATION; EFFECT OF THE MERGER
ON THE SHARES OF THE CONSTITUENT COMPANIES
     2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Shares or any interests in Merger Sub:
          (a) Stock of Merger Sub. Each limited liability company interest in Merger Sub existing immediately prior to the Effective Time shall be converted into one limited liability company interest in the Surviving Company.
          (b) Conversion of Company Shares. Each Company Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an amount in cash equal to Ten Dollars and Seventy-Five Cents ($10.75) (the “Merger Consideration”), subject to Section 2.5 and Section 5.1(a).
          (c) Cancellation of Parent-Owned and Merger Sub-Owned Shares. Each issued and outstanding Company Share that is owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.
          (d) Cancellation of Shares. All Company Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect to such interest, except, in all cases (other than with respect to Excluded Shares), the right to receive the Merger Consideration, without interest.
          (e) Restricted Shares. Parent and Merger Sub acknowledge that all unvested restricted share awards (the “Company Restricted Shares”) granted under any director or employee equity compensation plan or arrangement of the Company (the “Company Equity Compensation Plan”) shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements. At such time, all such Company Restricted Shares shall become Company Shares for all purposes of this Agreement, and holders of such shares shall be entitled to receive the Merger Consideration.
     2.2 Exchange of Certificates
          (a) Paying Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the cash payment in accordance with this Article II of the Merger Consideration (such cash being referred to as the “Payment Fund”). On the Closing Date, Parent shall cause Merger Sub to deposit with the Paying Agent the Payment Fund for the benefit of the holders of Company Shares. The Paying Agent shall make payments of the Merger Consideration out of the Payment Fund in accordance with this Agreement and the Articles of

Merger. The Payment Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving Company.
          (b) Share Transfer Books. On the Closing Date, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares. From and after the Closing Date, (i) the holders of certificates evidencing ownership of the Company Shares outstanding immediately prior to the Effective Time (each, a “Certificate”) and (ii) holders of grants evidencing ownership of Company Restricted Shares (each, a “Grant”), which shares shall vest in full immediately prior to the Effective Time pursuant to Section 2.1(e), shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Closing Date, any Certificates or Grants presented to the Paying Agent, the Surviving Company or the transfer agent for any reason shall be exchanged for the Merger Consideration with respect to the Company Shares formerly represented thereby.
          (c) Payment Procedures. As soon as possible after the Closing Date (but in any event within three (3) Business Days), the Surviving Company shall cause the Paying Agent to mail to each holder of record of Certificate(s) or Grant(s) that, immediately prior to the Effective Time, represented outstanding Company Shares whose shares were converted into the right to receive or be exchanged for Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Grants shall pass to the Paying Agent, only upon delivery of the Certificates or Grants to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Grants in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Grant for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Grant shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Shares previously represented by such Certificate or Grant pursuant to the provisions of this Article II, and the Certificate or Grant so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the share transfer book of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Grant so surrendered is registered, if such Certificate or Grant shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Grant shall be deemed at any time after the Closing Date to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Grant.
          (d) No Further Ownership Rights in the Company Shares. On the Closing Date, holders of Company Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article II. The Merger Consideration paid or delivered upon the surrender for exchange of Certificates or Grants evidencing Company Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Shares exchanged therefor.
          (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Closing Date, shall be delivered to the Surviving Company and any holders of Company Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Merger Consideration.
          (f) No Liability. None of Parent, Merger Sub, the Surviving Company, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding the foregoing, immediately prior to the time any portion of the Payment Fund would escheat or similarly be deemed property of any Governmental Entity, to the extent permitted by applicable Law, such portion of the Payment Fund shall be delivered to Parent and thereafter the holders of Company Shares with respect to such portion of the Payment Fund shall look only to the Surviving Company and only as a general creditor thereof for payment of the Merger Consideration.
          (g) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.
          (h) Lost Certificates. If any Certificate or Grant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Grant to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate or Grant, the Merger Consideration payable in respect thereof, pursuant to this Agreement.
     2.3 Withholding Rights. The Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Company or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, in respect of which such deduction and withholding was made by the Surviving Company or the Paying Agent, as applicable.
     2.4 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or any other transaction contemplated hereby.
     2.5 Adjustment of Merger Consideration.
          (a) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company Shares issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Merger Consideration, provided, however, that nothing set forth in this Section 2.5 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.
          (b) In the event that, as of the Closing Date, the Purchase and Sale Agreement, dated as of April 13, 2006 (the “Denver Agreement”), between FEPA LLC (the “Denver Seller”) and the Company relating to the property in Denver, Colorado (the “Denver Property”) has been terminated, the aggregate Merger Consideration to be paid at the Closing shall be reduced by an amount equal to the Company’s actual out-of-pocket expenses (including rate-lock breakage costs) relating to the termination of such acquisition, in an amount not to exceed One Million Dollars ($1,000,000).
          (c) In the event that, as of the Closing Date, (i) any default has occurred that is reasonably likely to result in the termination of the Denver Agreement, (ii) it is reasonably likely that any condition to closing under the Denver Agreement will not be satisfied, or (iii) the Company fails to deliver any one of the certificates required to be delivered to Parent pursuant to Section 6.14(c), then, unless the Merger Consideration has been reduced pursuant to Section 2.5(b), the Merger Consideration to be paid at the Closing shall be reduced by five cents ($0.05) per share.
          (d) In the event that, as of the Closing Date, Section 3.2.2 of the Denver Agreement has not been amended by the Company and the Denver Seller in the form set forth in Section 2.5(d) of the Company Disclosure Schedule, then, unless the Merger Consideration has been reduced pursuant to Section 2.5(b), the aggregate Merger Consideration to be paid at the Closing shall be reduced by Six Hundred Eighteen Thousand Nine Hundred Sixty Dollars ($618,960).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct, except as set forth herein, in the disclosure schedule attached to this Agreement (the “Company Disclosure Schedule”) or by reference in the Company Disclosure Schedule to a specific document in the electronic data room. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3. If the disclosure in any paragraph lists an item or information in such a way as to make its relevance to the disclosure required in another paragraph reasonably apparent on its face, such disclosure shall qualify and apply to the other paragraph.
     3.1 Organization and Qualification; Subsidiaries and Other Interests
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The articles of incorporation of the Company (the “Company Charter”), as amended through the date hereof, are in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Company Material Adverse Effect shall have occurred under clause (x) of this definition:
     (i) changes in the economy or financial markets, including prevailing interest rates, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries as compared to other companies in the industry in which the Company and the Company Subsidiaries operate;
     (ii) changes that are proximately caused by factors generally affecting the industry in which the Company or any of the Company Subsidiaries operate, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries;
     (iii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;
     (iv) changes in GAAP;

     (v) changes in applicable Laws, except to the extent any of the same disproportionately affects the Company or any of the Company Subsidiaries as compared to other companies in the industry in which the Company or any of the Company Subsidiaries operate;
     (vi) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and
     (vii) a decline in the stock price of the Company Common Stock on the NYSE; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.
          (b) Each Company Subsidiary is listed in Section 3.1(b) of the Company Disclosure Schedule, and each such entity is a corporation, partnership, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Subsidiary” means any Subsidiary of the Company.
          (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company Subsidiaries have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by a Company Subsidiary, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined), and all equity or voting interests in each of the Company Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary are owned free and clear of any Lien. For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
          (d) Except for the interests in the Company Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule, and except as set forth in Section 3.1(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).
          (e) The Company has previously made available to Parent true and complete copies of the Company Charter and the bylaws of the Company (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each Company Subsidiary, each as amended through the date hereof. Such documents are in full force and effect.
     3.2 Capitalization
          (a) The Company Charter authorizes the issuance of up to 50,000,000 Company Shares. As of the date of this Agreement, (i) 20,773,136 Company Shares were issued and outstanding, (ii) 732,417 Company Shares have been authorized and reserved for issuance pursuant to the Company Equity Compensation Plan, (iii) 133,155 Company Restricted Shares were outstanding. As of the date of this Agreement, the Company had no Company Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or is otherwise bound.
          (b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (c) Except for the 133,155 Company Restricted Shares outstanding as of the date of this Agreement, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company or any Company Subsidiary to issue, transfer or sell any stock (or similar ownership interest) of the Company or any Company Subsidiary or any investment which is convertible into or exercisable or exchangeable for any such shares (or similar ownership interests). Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Restricted Shares, including the name of the Person to whom such Company Restricted Share has been granted, the number of shares of Company Restricted Stock and the vesting schedule for each Company Restricted Share as of the date of this Agreement. Except for the Company Restricted Shares, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.2(c) have been furnished or made available in the electronic data room to Parent.
          (d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule and those set forth in the Company Charter, there are no agreements or understandings to which the Company is a party with respect to the voting of any stock of the Company or which restrict the transfer of any such stock, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
          (e) Except as set forth in Section 3.2(c) and Section 3.2(e) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, exchange, convert or otherwise acquire any stock or any other securities of the Company.
          (f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).
     3.3 Authority Relative to this Agreement; Stockholder Approval
          (a) The Company has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. No other proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger and the transactions contemplated by this Agreement, to the extent required by Law, the Company Stockholder Approval (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement, has declared advisable and approved the consummation of the Merger and the other transactions contemplated hereby and no other actions are required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby. The Company Board has directed that the Merger and the other transactions contemplated by this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and, subject to the provisions of Section 6.4(b) hereof, will recommend to the stockholders that they vote in favor of the Merger and the other transactions contemplated by this Agreement. The affirmative approval (the “Company Stockholder Approval”) of the Merger and other transactions contemplated by this Agreement by at least a majority of all votes entitled to be cast by the holders of all outstanding Company Shares as of the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.
     3.4 Reports; Financial Statements. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has filed all required forms, reports and documents with the SEC since January 27, 2004 (collectively, the “Company SEC Reports”), each of which has complied as to form in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such Company SEC Reports have been modified or superseded by Company SEC Reports filed prior to the date of this Agreement (“Company Filed SEC Reports”). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by Company Filed SEC Reports. The Company has complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “S-O Act”). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company Filed SEC Reports) complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). The Company is in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).
     3.5 No Undisclosed Liabilities.
          (a) Except (i) as set forth in Section 3.5(a) of the Company Disclosure Schedule, (ii) as disclosed in the Company Filed SEC Reports, (iii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement and (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006, none of the Company or the Company Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto.
          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth all derivative contracts and hedging instruments that the Company or any Company Subsidiary owns, holds, or is a party to.
     3.6 Events Subsequent to Most Recent Fiscal Quarter End. Except as set forth in Section 3.6 of the Company Disclosure Schedule or disclosed in the Company Filed SEC Reports, since June 30, 2006, there has not been any adverse change, development or circumstance which has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor has any action been taken by the Company or a Company Subsidiary that would have required Parent’s consent pursuant to Section 5.1 of this Agreement had such action been taken after the date hereof.
     3.7 Consents and Approvals; No Violations. Except as set forth in Section 3.7 of the Company Disclosure Schedule, assuming the receipt of the Company Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYSE, state securities or state “blue sky” Laws and (b) the filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, judgment, statute, rule, regulation, ordinance or code (each, a “Law” and collectively, “Laws”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) would not reasonably be likely to have a Company Material Adverse Effect.
     3.8 Litigation. Except as set forth in the Company Filed SEC Reports or in Section 3.8 of the Company Disclosure Schedule and except for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and the Company Subsidiaries involving collection matters or personal injury or other tort litigation which are covered by insurance (subject to customary deductibles), (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that involves amounts in excess of $200,000 individually or in excess of $500,000 in the aggregate and (b) neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity.

     3.9 Properties
          (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned by the Company and the Company Subsidiaries as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). The Company and/or the Company Subsidiaries own good, valid and marketable fee simple title to each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties provided, however, in the case of clauses (i) and (ii) above, that such matters would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (such matters in clauses (i) and (ii) above, collectively, “Permitted Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record set forth in the Company Title Insurance Policies, (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith through negotiations and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP) and (iv) mortgages and deeds of trust granted as security for financings listed in the Company Disclosure Schedule.
          (b) The Company and each Company Subsidiary have good and valid title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2006, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.
          (c) Except as provided for in Section 3.9(c) of the Company Disclosure Schedule, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple title to the Company Properties, subject only to the matters and printed exceptions as set forth in the Company Title Insurance Policies and the Permitted Encumbrances, and such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.
          (d) Section 3.9(d) of the Company Disclosure Schedule lists (i) each of the Company Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof and (ii) all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and each Company Subsidiary pursuant to binding agreements.
          (e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the Company has obtained all necessary and appropriate certificates, permits, licenses, agreements, easements and other rights of an unlimited duration which are necessary to permit the lawful use and operation of (i) the Company Properties in the manner in which the Company Properties are currently being used and operated and (ii) all utilities, driveways, roads and other means of egress and ingress to and from any of the Company Properties, and all such certificates, permits, licenses, agreements, easements and other rights of an unlimited duration are in full force and effect or a renewal application has been timely filed, or any failure to obtain, to have in full force and effect or to renew would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No pending threat of modification or cancellation of any certificates, permits, licenses, agreements, easements and other rights of an unlimited duration which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect has been received by the Company. To the Company’s knowledge after due inquiry, all buildings, structures, fixtures, building systems and equipment included in the Company Properties (the “Improvements”) are in reasonably good condition and repair in all material respects and sufficient for the current use and operation of the Company Properties. There are no facts or conditions known to the Company affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the current use and operation of the Company Properties.
          (f) Except as provided for in Section 3.9(f) of the Company Disclosure Schedule, no (i) expropriation, condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) (A) Laws, including any zoning regulation or ordinance, or building or similar Law or (B) registered deeds, restrictions of record or other agreements, have been violated for any Company Property, in the case of clauses (i) and (ii) above, which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and, with respect to clause (ii) above, the Company has no knowledge of any proposed change therein that would so affect any of the Company Property or its use and the Company has no knowledge of any violation thereof. There exists no conflict or dispute with any Governmental Entity or other person relating to any Company Property or the activities thereon. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all buildings, structures and improvements on the Company Properties are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way. No damage or destruction has occurred with respect to any of the Company Properties that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect whether or not covered by an enforceable insurance policy.
          (g) Except as provided for in Section 3.9(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement that the Company or any Company Subsidiary has entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental compliance and environmental remediation, abatement and/or mitigation) have been and are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to be so performed, paid or taken would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (h) Section 3.9(h) of the Company Disclosure Schedule sets forth a correct and complete list of each lease, ground lease or other occupancy agreement pursuant to which the Company or any Company Subsidiary, as a landlord, leases 5,000 or more square feet of space in a Company Property (individually, “Company Lease” and collectively, “Company Leases”). Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or the relevant Company Subsidiary, and (b) the other parties thereto, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as listed in Section 3.9(h) of the Company Disclosure Schedule or which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or the relevant Company Subsidiary has performed all obligations required to be performed by it to date under each of the Company Leases and neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party, is in breach or default under any Company Lease, which breach or default would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (and to the Company’s knowledge, no event has occurred or failed to occur or circumstances exist which, with due notice or lapse of time or both, would constitute such a breach or default). The Company has made available to Parent a correct and complete copy of each Company Lease and all amendments thereto.
          (i) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all rent has been properly calculated and paid by tenants pursuant to the Company Leases.
          (j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire any Company Property.
          (k) Section 3.9(k) of the Company Disclosure Schedule sets forth all non-exempt assets (as defined in Rule 802.4 of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended) owned, leased or operated by the Company or any Company Subsidiary. The aggregate value of all such non-exempt assets is less than $56.7 million.
     3.10 Employee Plans.
          (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all benefit and compensation plans, contracts, policies or arrangements, including each employee benefit plan within the meaning of Section 3(3) of ERISA, benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit, which is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate for the benefit of current or former employees of the Company and the Company Subsidiaries and current or former directors of the Company and the Company Subsidiaries (collectively, the “Employee Programs”). Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.
          (b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Section 401(a) of the Code; (iii) the most recently filed IRS Forms 5500; (iv) the most recent summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) all correspondence with the Department of Labor or the IRS; and (vi) any insurance policy information related to such Employee Program.
          (c) Each Employee Program has been administered in accordance with the requirements of applicable Law, including ERISA and the Code, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, and has been administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, is a voluntary employees’ beneficiary association or is a multiemployer plan within the meaning of ERISA Section 3(37).
          (d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.
          (e) Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975(a) of the Code.

          (f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than claims for benefits payable in the ordinary course of business).
          (g) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no Employee Program provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation Laws) to any current or future retiree or former employee and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.
          (h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.
          (i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger or the other the transactions contemplated by this Agreement will (i) entitle any employee of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, any Employee Program (other than as contemplated by Section 2.1(e)), (iii) result in any breach or violation of, or a default under, any Employee Program or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     3.11 Labor Matters.
          (a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary relating to its business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.
          (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary in any forum by or on behalf of any present or former employee of the Company or any Company Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any Company Subsidiary in connection with the employment relationship.
     3.12 Environmental Matters.
          (a) Except as expressly disclosed in the environmental reports of the Company Properties listed in Section 3.12(a) of the Company Disclosure Schedule (the “Environmental Reports”) and to the Company’s knowledge after due inquiry: (i) there are no Hazardous Materials or underground storage tanks in, on, or under any Company Properties, except those that are both (1) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (2) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Company Property for the purposes set forth herein or in amounts used by tenants in the ordinary course of business, (ii) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require investigation or remediation by a Governmental Entity or under any Environmental Law in, on, under or from the Company Properties; (iii) there is no threat of any Release of Hazardous Materials migrating to the Company Properties; (iv) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Company Property; (v) the Company does not know of, and has not received, any written or oral notice or other communication from any person relating to Hazardous Materials in, on, under or from the Company Properties; and (vi) the Company has truthfully and fully provided to Parent and Merger Sub, in writing, any and all material information relating to environmental conditions in, on, under or from the Company Properties known to Company or contained in Company’s files and records, including any reports relating to Hazardous Materials in, on, under or migrating to or from the Company Properties and/or to the environmental condition of the Company Properties.
          (b) None of the Company Properties currently owned, leased or operated by the Company or a Company Subsidiary or, to the Company’s knowledge, none of the properties that the Company or any Company Subsidiary formerly owned, leased or operated, is subject to any pending or, to the knowledge of the Company or any Company Subsidiary, threatened Environmental Claim and there are no actions, activities, circumstances, conditions or events which could form the basis of any such Environmental Claim.
          (c) Except as described in Section 3.12(c) of the Company Disclosure Schedules or as shown on the surveys or floodplain certificates listed on Section 3.12(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state Laws) at any of the Company Properties.
          (d) Except as described in the Environmental Reports listed on Section 3.12(a) of the Company Disclosure Schedule, none of the Company Property is subject to any current or, to the knowledge of the Company or any Company Subsidiary, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

          (e) No capital expenditures are presently required to maintain or achieve compliance with Environmental Laws.
          (f) Except as described in the Environmental Reports listed on Section 3.12(a) of the Company Disclosure Schedule, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property.
          (g) To the Company’s knowledge after due inquiry, there have been no material incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties.
          (h) Except for customary terms in favor of lenders in mortgages and trusts, none of the Company or the Company Subsidiaries has assumed any liability of or duty to indemnify or pay contribution to any other party for any claim, damage or loss arising out of any Hazardous Material or pursuant to any Environmental Law.
          (i) Except as disclosed in Section 3.12(i) of the Company Disclosure Schedule, no party who has agreed to indemnify, defend and/or hold harmless the Company or any Company Subsidiary with respect to any Environmental Claims or liabilities under any Environmental Laws has defaulted, or, to the knowledge of the Company or any Company Subsidiary, is reasonably likely to default, upon said obligations.
          (j) To the knowledge of the Company, no filing, notification or other submission to any Governmental Entity or any approval from any Governmental Entity is required under any Environmental Law for the execution of this Agreement or for the consummation of the Merger or any of the other transactions contemplated hereby.
          (k) Neither the Company nor any of the Company Subsidiaries has received any request for information from any Governmental Entity, pursuant to Section 104(e) of CERCLA or any similar Environmental Law.
     As used in this Agreement:
     “Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law.
     “Environmental Laws” means all applicable federal, state, and local Laws relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, or relating to the exposure to, or releases or threatened releases of, Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the

Toxic Substances Control Act, as amended (42 U.S.C. Section. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.
     “Hazardous Material” means all substances, pollutants, chemicals, compounds, wastes, including petroleum, and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.
     The Company and the Company Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents and reports in their possession or control relating to their current and, to the extent the Company or the Company Subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations.
     3.13 Tax Matters.
          (a) All material federal and other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any Company Subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were accurate and complete in all material respects. Except as and to the extent publicly disclosed by the Company in the Company Filed SEC Reports, (i) all material Taxes payable by or on behalf of the Company or any Company Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid, and (ii) adequate reserves or accruals (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for Taxes have been provided in accordance with GAAP on the most recent financial statements included in the Company Filed SEC Reports with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force, except in connection with the appeals of local Tax assessments described in Section 3.13(a) of the Company Disclosure Schedule.
          (b) The Company (i) for all taxable years commencing in 2003, the year in which the Company first made an election under Section 856(c)(1) of the Code to be treated as a real estate investment trust (a “REIT”), through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the date of this Agreement and, if different, the taxable year including the date the Merger becomes effective and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened. Each Company Subsidiary that is a partnership, joint venture, limited liability company or business trust has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Company Subsidiary that is a corporation has been, since the later of the date of its formation or the date on which such Subsidiary became a Company Subsidiary, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Section 3.13(b) of the Company Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code and the amount of built-in gain (within the meaning of Section 1374(d) of the Code) of each such asset.
          (c) Neither the Company (nor any predecessor entity) has incurred any liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any excise Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company (nor any predecessor entity) nor any of the Company Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business.
          (d) There are no material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Company Subsidiaries, and, to the knowledge of the Company, there are no other audits relating to any material Taxes by any taxing authority in progress, nor has the Company or any Company Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.
          (e) The Company and the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes; (ii) have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws; and (iii) have in all material respects properly completed and timely filed all IRS forms W-2 and 1099 required thereof.
          (f) The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since December 31, 2003 which have been filed and (B) any audit report issued since December 31, 2003 relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.
          (g) Except for written claims involving amounts of less than $10,000 in the aggregate, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

          (h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any other Person on behalf of the Company or any Company Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.
          (i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of the Company Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.
          (j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
          (k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has engaged in any reportable or listed transactions as defined under Section 6011 of the Code and the Treasury Regulations thereunder or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of penalties.
          (l) The Company has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code.
          (m) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary of the Company.
          (n) Except as set forth on Section 3.13(n) of the Company Disclosure Schedule, there are no Tax Protection Agreements currently in force and no person has raised in writing or, to the knowledge of the Company, threatened to raise, a material claim against the Company or any Subsidiary of the Company for any breach of any Tax Protection Agreement.
          As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes, the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner and/or (c) partners or members of limited liability companies have (i) guaranteed debt of the Company or any Company Subsidiary or (ii) agreed to indemnify another person with respect to such person’s liability for debt of the Company or any Company Subsidiary.
          (o) The Company has the right to make or to require, and, after the Effective Time will continue to have the right to make or to require, each entity in which it or any Company Subsidiary owns an equity interest and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax Law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.
          (p) Section 3.13(p) of the Company Disclosure Schedule sets forth each entity in which the Company or any Company Subsidiary owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code.
          (q) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
          (r) For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.
     3.14 Material Contracts.
          (a) Except for agreements filed as exhibits to the Company Filed SEC Reports, Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts. For purposes of this Agreement, “Material Contract” means the following contracts or agreements (and all amendments, modifications and supplements thereto to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound:
     (i) (A) employment agreements, severance, change in control or termination agreements with officers, labor or collective bargaining agreements, (B) non-competition contracts and (C) indemnification contracts with officers and directors of the Company or any Company Subsidiary;

     (ii) partnership or joint venture agreements with a party other than the Company or any wholly-owned Company Subsidiary (a “Third Party”);
     (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease, by merger, purchase or sale of assets or stock or otherwise, Company Property;
     (iv) loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other material agreements or instruments evidencing indebtedness for borrowed money by the Company or any Company Subsidiary or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing, in each case other than trade payables and indebtedness incurred in the ordinary course of business consistent with past practice under Company-issued credit cards or similar Company expense charge accounts;
     (v) agreements that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or any Company Subsidiary in the usual, regular and ordinary course of business consistent with past practice contained in the Company Leases and in other recorded documents by which real property was conveyed by the Company to any user;
     (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since June 30, 2006; and
     (vii) each contract (including any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $50,000; provided that (A) any contract with subcontractors for development projects that may result in total payments by or liability of the Company or any Company Subsidiary less than $100,000 and (B) any contract under this clause (vii) above that, by its terms, is terminable within six months (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.
          (b) The Company has made available to Parent in the electronic data room true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.15 Opinion of Financial Advisor. The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the Merger Consideration is fair to the holders of Company Shares from a financial point of view. A copy of such opinion shall be delivered to Parent promptly after the date hereof.
     3.16 Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Wachovia Capital Markets, LLC as financial advisor to the Company Board in connection with the Merger. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia Capital Markets, LLC relating to the Merger.
     3.17 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any Maryland “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations, including the Maryland Business Combination Act and Maryland Control Share Acquisition Act or any takeover provision in the Company Charter, Company Bylaws or other organizational document to which the Company is a party.
     3.18 Transactions with Affiliates. Except as set forth in Section 3.18 of the Company Disclosure Schedule or as disclosed in the Company Filed SEC Reports (other than compensation benefits and advances received in the ordinary course of business as an employee or director of the Company or any Company Subsidiary), no director, officer or other Affiliate of the Company or any Company Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.
     3.19 Investment Company Act of 1940. The Company is not, and at the Closing Date will not be, required to be registered under the Investment Company Act of 1940, as amended.

     3.20 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company does not have knowledge of any valid grounds for any claims: (i) to the effect that the manufacture, sale, licensing or use of any product used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any Third-Party Intellectual Property Rights; (ii) against the use by the Company or any Company Subsidiary of any Intellectual Property used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and the Company Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in its business as presently conducted.
          As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any Third Party, and (iii) “Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.
     3.21 Insurance. The Company has made available to Parent in the electronic data room prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. The Company and each of the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy made available to Parent that is held by, or for the benefit of, any of the Company or any Company Subsidiaries or that relates to any Company Property.
     3.22 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company,” “to the knowledge of the Company Subsidiary” or any similar phrase means the actual (as opposed to constructive or imputed) knowledge of those individuals identified in Section 3.22 of the Company Disclosure Schedule.
     3.23 Proxy Statement; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Shares or at the time of the Company Stockholders’ Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or Merger Sub for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     3.24 Permits, Compliance with Laws. The Company and the Company Subsidiaries hold all permits, licenses, certificates, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (“Permits”), except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not, and have not been, in violation of, or default under, any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.
     3.25 Denver Property. No breach or default exists on the part of the Company or any Company Subsidiary or, to the Company’s knowledge after due inquiry, the Denver Seller with respect to the Denver Agreement or, to the Company’s knowledge, any lease relating to the Denver Property.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
     4.1 Corporate Organization.
          (a) Parent is a listed Australian Property Trust, duly formed, validly existing and in good standing under the Laws of the Commonwealth of Australia. The constitution of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. RFML is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent, through RFML, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by RFML on Parent’s behalf to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a

Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of Parent, Merger Sub and each of Parent’s other Subsidiaries, taken as a whole or (y) the ability of Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Outside Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Parent Material Adverse Effect shall have occurred under clause (x) of this definition:
     (i) changes in the economy or financial markets, including prevailing interest rates, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which Parent, Merger Sub and Parent’s other subsidiaries operate;
     (ii) changes that are proximately caused by factors generally affecting the industry in which Parent, Merger Sub or any of Parent’s other subsidiaries operate, except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries;
     (iii) any loss of, or adverse change in, the relationship of Parent, Merger Sub or any of Parent’s other subsidiaries with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;
     (iv) changes in GAAP;
     (v) changes in applicable Laws except to the extent any of the same disproportionately affects Parent, Merger Sub or any of Parent’s other subsidiaries as compared to other companies in the industry in which Parent, Merger Sub or any of Parent’s other subsidiaries operate; and
     (vi) any failure by Parent, Merger Sub or any of Parent’s other subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Parent Material Adverse Effect.
          (b) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Maryland. The articles of organization of Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Sub to be conducted, except where the failure to have such power and authority would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) RFML is a company incorporated, validly existing and in good standing under the laws of the Commonwealth of Australia. The constitution of RFML is in effect and no dissolution, revocation or forfeiture proceedings regarding RFML have been commenced. RFML is the duly appointed responsible entity of Parent.
     4.2 Authority Relative to this Agreement.
          (a) Each of RFML, in its capacity as responsible entity of Parent, Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, as applicable. No other proceedings on the part of RFML, Parent or Merger Sub, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of RFML, in its capacity as responsible entity of Parent and not in its personal capacity, Parent and Merger Sub, and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Under the terms of RFML’s appointment as responsible entity of Parent, RFML has a right of indemnity out of the assets of Parent for any obligations undertaken by RFML pursuant to this Agreement.
          (b) The respective Board of Directors of each of RFML and Merger Sub, and the sole member of Merger Sub, have each duly and validly declared advisable, authorized and approved the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all actions required to be taken by the Board of Directors of RFML, and the Board of Directors and sole member of Merger Sub, for the consummation of the Merger and the other transactions contemplated hereby.
     4.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and (b) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by RFML, acting in its capacity as responsible entity of Parent, Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of RFML, Parent, Merger Sub or any other Subsidiary of Parent, (ii) require any filing by RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach by RFML, Parent, Merger Sub any of Parent’s other Subsidiaries of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or material contract to which RFML, Parent, Merger Sub or any of Parent’s other Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or (iv) violate any Laws, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger, (B) would not otherwise prevent or materially delay performance by Parent or Merger Sub of its material obligations under this Agreement or (C) would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
     4.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of RFML, on Parent’s behalf, Parent or Merger Sub, threatened against RFML, Parent or Merger Sub that (i) questions the validity of this Agreement or any action to be taken by RFML, on Parent’s behalf, Parent or Merger Sub in connection with the consummation of the Merger or (ii) would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.
     4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of RFML, on Parent’s behalf, Merger Sub or any of their Subsidiaries.
     4.6 Available Funds.
          (a) On October 24, 2006, Merger Sub shall, by wire transfer of immediately available funds or by delivery of a bank check issued by a bank located in the United States, deposit with First American Title Insurance Company of New York (the “Escrow Agent”) the amount of Thirty Million Dollars ($30,000,000) as a deposit (the “Deposit”) pursuant to the terms of the escrow agreement (the “Escrow Agreement”) executed contemporaneously herewith by and among Merger Sub, the Company and the Escrow Agent.
          (b) The Deposit shall be held in escrow by the Escrow Agent in accordance with the provisions of the Escrow Agreement and shall either (i) constitute a portion of the Payment Fund, in the event that the Merger is consummated, (ii) be delivered to the Company, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), or (iii) be returned to Merger Sub, in the event that this Agreement is terminated other than pursuant to Section 8.1(d). Merger Sub shall be entitled to any interest earned on the Deposit.
          (c) Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration payable hereunder and to fund any other obligations of the Company or any Company Subsidiary that may become due and payable as a result of the Merger or any other transaction contemplated by this Agreement and any and all fees and expenses in connection with the Merger or the financing thereof.

     4.7 Ownership of Merger Sub; No Prior Activities. Merger Sub is a Subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.
     4.8 No Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, own any Company Shares or other securities of the Company.
     4.9 Proxy Statement. The information, if any, supplied by RFML, Parent or Merger Sub to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.
ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER
     5.1 Conduct of Business by the Company. During the period (the “Interim Period”) from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise contemplated or permitted by this Agreement, the Company shall (i) use its commercially reasonable efforts to, and shall cause each Company Subsidiary to use its commercially reasonable efforts to, carry on its business in the usual, regular and ordinary course, consistent with past practice (except as otherwise expressly provided in the operating plan set forth in Section 5.1 of the Company Disclosure Schedule (the “Corporate Operating Plan”)), and use its commercially reasonable efforts to preserve intact its present business organization, the services of its present officers and employees consistent with past practice and its goodwill and relationships with tenants and others having business dealings with it and (ii) comply in all material respects with, and shall cause each Company Subsidiary to comply in all material respects with, all applicable Laws wherever its business is conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the generality of the foregoing, during the Interim Period, neither the Company nor any Company Subsidiary will (except as expressly permitted by this Agreement, as expressly contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed):
          (a) (i) split, combine or reclassify any stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof and whether or not out of earnings and profits of the Company) in respect of any stock of the Company, except for (A) regular, cash dividends at a rate not in excess of $0.1125 per Company Share, declared and paid quarterly, in accordance with past practice, (B) dividends or distributions, declared, set aside or paid by any wholly-owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company, (C) quarterly distributions in cash or Company Shares pursuant to dividend equivalent rights associated with outstanding Company Restricted Shares, in accordance with past practices, (D) distributions contemplated by joint venture agreements binding any Company Subsidiary or joint ventures and (E) distributions required for the Company to maintain its status as a REIT; provided, however, that (1) the declaration and payment of any distribution contemplated by this clause (E) shall reduce the Merger Consideration dollar for dollar and (2) the determination of whether any such distribution is necessary shall be made by including the Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code.
          (b) (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock (or similar interest) of any class or any other securities or equity equivalents (including share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Shares upon the vesting of the Company Restricted Stock outstanding on the date of this Agreement or through dividend equivalent rights in accordance with their present terms or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the lapse of restrictions on Company Restricted Shares.
          (c) acquire, finance construction and improvements, make any loans, advances or capital contributions, sell, substitute, encumber, purchase or originate any assets or mortgages, transfer or dispose of any assets (whether by asset acquisition, stock acquisition or otherwise);
          (d) except in connection with capital expenditures listed on the Corporate Operating Plan, incur any amount of indebtedness for borrowed money, assume, guarantee, indemnify or endorse or otherwise become directly or indirectly responsible or liable for any indebtedness of a Third Party, issue or sell debt securities, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien other than Permitted Liens thereupon, except in an amount equal to $100,000 in the aggregate;
          (e) except pursuant to any mandatory payments under any credit facilities or other similar arrangements in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company Filed SEC Reports or (iii) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, counsel and accountants, which shall be paid by the party incurring such fees, costs or expenses;
          (f) except in the ordinary course of business consistent with past practice, (i) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties; or (ii) authorize, or enter into any commitment for, any material expenditure relating to the Company Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order; or (iii) authorize, consent, approve or enter into, any material commitment, contract, lease or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or any Company Subsidiary, as the case may be, by notice of ninety (90) days or less;
          (g) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as reasonably recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to Parent and Merger Sub prior to any such change);
          (h) except as required by Law or as otherwise expressly contemplated by this Agreement, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their trustees or executive officers, (iii) except for payments in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any officer or employee or pay to any officer or employee any benefit not required by any Employee Program or arrangement as in effect as of the date hereof, or (iv) hire any person as an employee of the Company or any Company Subsidiary;
          (i) except as otherwise contemplated by this Agreement, grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new loan, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any officer or employee hired after the date of this Agreement;
          (j) amend the Company Charter or Company Bylaws or similar organizational or governance documents;
          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than this Agreement and the Merger);
          (l) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000 in the aggregate;
          (m) amend any term of any outstanding security of the Company or any Company Subsidiary;
          (n) other than in the ordinary course of business or as otherwise permitted by this Section 5.1, modify or amend any Material Contract or waive, release or assign any material rights or claims under any such Material Contract other than such modifications, amendments, waivers, releases or assignments which would not result in a material increase in cost or liability for the Company;
          (o) permit any insurance policy issued to the Company or any Company Subsidiaries naming the Company or any of the Company Subsidiaries or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;
          (p) change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes except as expressly required for changes in Law or regulation or as recommended by the Company’s independent auditors or its tax counsel;
          (q) knowingly take, or fail to take, any action that may reasonably result in any of the conditions of Article VII not being satisfied;
          (r) enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any of its Subsidiaries with respect thereto;
          (s) acquire (other than by way of foreclosure or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any security of any Third Party;
          (t) enter into any hedging transaction or purchase any derivative instrument;
          (u) enter into any securitization or similar transactions or create any special purpose funding or variable interest entity; or
          (v) enter into an agreement to take any of the foregoing actions.
ARTICLE 6
COVENANTS
     6.1 Preparation of the Proxy Statement; Stockholders’ Meeting.
          (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including by furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.
          (b) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company, Parent or Merger Sub or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file with the SEC, with Parent’s input and cooperation, any necessary amendment or supplement to the Proxy Statement.
          (c) Unless this Agreement has been terminated in accordance with its terms, the Company shall, as soon as reasonably practicable following the date of this Agreement, call, give notice of, convene and hold a meeting of the holders of the Company Shares (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the preceding sentence shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby. The Company shall cause the Proxy Statement to be mailed to such holders as promptly as reasonably practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to holders of the Company Shares that they give the Company Stockholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its adoption of this Agreement and its recommendation in the Proxy Statement, as permitted by and determined in accordance with Section 6.4(b). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting (but in no event shall any such adjournment or postponement exceed ten (10) Business Days) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Shares sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable Law.
     6.2 Other Filings. As soon as reasonably practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Law relating to the Merger (collectively, the “Other Filings”). Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

     6.3 Additional Agreements. Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their duties under applicable Law, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. The parties shall cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private Third Party, including any that are required to be obtained under any federal, state or local Law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity. The parties will use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.
     6.4 No Solicitation.
          (a) Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of the Company’s or any Company Subsidiary’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to (i) solicit, initiate, knowingly encourage or facilitate, (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the Company Stockholder Approval, if the Company receives a bona fide Acquisition Proposal that was not solicited after the date of this Agreement or that did not otherwise result from a breach of this Section 6.4(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board, or any committee thereof to which the power to consider such matters has been delegated, determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions no less restrictive than the Confidentiality Agreement and (C) the Company Board determines in good faith, after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly, and in any event within two (2) Business Days, notify Parent orally and in writing after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known. Notwithstanding anything to the contrary in this Agreement, the Company shall be required to disclose to Parent or Merger Sub the identity of the Third Party making any Acquisition Proposal and shall promptly update Parent or Merger Sub on the status of discussions or negotiations

(including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Person.
          (b) Prior to the Company Stockholder Approval, the Company Board may not (i) withdraw, qualify or modify in a manner material and adverse to Parent or Merger Sub, the Company Board’s approval or recommendation, or if applicable, the approval or recommendation of any committee of the Company Board, of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal to holders of the Company Shares or (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, (clauses (i), (ii) and (iii) collectively, a “Change in Recommendation”) unless, in each such case, a Superior Proposal has been made and (x) the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law, and (y) the Company provides Parent with not less than three (3) Business Days notice of its decision to withdraw or modify its approval or recommendation of this Agreement and the Merger. In the event that the Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to three (3) Business Days after the Company (A) has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) and otherwise complied with the Company’s obligations under Section 8.1(e) and in the preceding sentence, and (B) has set forth such other information required to be included therein as provided in Section 8.1(e).
          (c) Upon execution of this Agreement, the Company and each Company Subsidiary shall cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.
          (d) Nothing contained in this Section 6.4 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.
     6.5 Officers’ and Directors’ Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director, officer, employee, trustee, fiduciary or agent of the Company or any of the Company’s Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, director, trustee, employee, fiduciary or agent of the Company or any of the Company’s Subsidiaries, or is or was serving at the request of the Company as an officer, director, trustee, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before the Closing Date (collectively, the “Pre-Closing Matters”), the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.
          (b) Parent and Merger Sub each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company or any of the Company’s Subsidiaries in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Closing Date in respect of any Pre-Closing Matters and, at the Closing Date, shall become the obligation of the Surviving Company; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Closing Date, the Surviving Company also agrees to indemnify and hold harmless the present and former officers and trustees of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one of the Company’s Subsidiaries and the officers and trustees listed in Section 6.5(b) of the Company Disclosure Schedule.
          (c) Prior to the Closing Date, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors, officers and trustees in the same form as presently maintained by the Company, with the same or comparably rated insurers as the Company’s current insurer, which shall provide such directors and officers with coverage in respect of any Pre-Closing Matters for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.
          (d) Notwithstanding anything in this Agreement to the contrary, after the Closing, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of each such affected indemnitee. This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Surviving Company. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.
          (e) In the event that, following the Closing Date, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.5.
     6.6 Access to Information; Confidentiality.
          (a) Between the date hereof and the Closing Date, the Company shall, and shall cause each Company Subsidiary and each of the Company’s and each Company Subsidiary’s directors, officers, employees and agents to, afford to Parent and to the directors, officers, employees, and agents of Parent reasonable access upon reasonable advance notice and during normal business hours without undue interruption (and will request the same from the Company’s auditors, attorneys, financial advisors and lenders) to the properties, books, records and contracts of the Company and each Company Subsidiary; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, to a schedule of properties to be visited prior to any such visits or access. Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to contacting or meeting with any of the Company’s employees. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.
          (b) Prior to the Closing Date, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated August 2, 2006 (the “Confidentiality Agreement”).
     6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties hereto shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is fully executed.
     6.8 Employee Benefit Arrangements.
          (a) After the Closing Date, all employees of the Company and the Company’s Subsidiaries (“Company Employees”) who are employed by Parent or any Subsidiary of Parent, including the Surviving Company, shall continue to be eligible to participate in any “employee benefit plan”, as defined in Section 3(3) of ERISA (an “Employee Benefit Plan”), of the Company which is continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its Subsidiaries in a similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its Subsidiaries participate after the Closing Date. With respect to each such Employee Benefit Plan of Parent, service with the Company or any Company Subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits under such Employee Benefit Plan. Parent shall, or shall cause its Subsidiaries, as the case may be, to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any comparable welfare plan that such Company Employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any comparable welfare plan maintained by the Company for such employees immediately prior to the Closing Date, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year within which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.
          (b) At and after the Closing Date, Parent shall cause the Surviving Company or its Affiliates to honor fully, in accordance with their respective terms, all employment agreements, severance agreements, and retention bonus agreements of the Company or any Company Subsidiaries, all of which are listed in Section 6.8(b)(i) of the Company Disclosure Schedule, and such arrangements shall continue to be obligations of the Surviving Company or such Company Subsidiary, as applicable (subject however to such modifications as are agreed to in connection with the satisfaction of Section 7.2(e)). The parties hereto acknowledge that as of the Closing Date, the Surviving Company or its Affiliates, as applicable, shall employ each individual who was employed by the Company or such Affiliate immediately prior to the Closing Date on terms that are substantially comparable in the aggregate to the terms applicable to such individual’s employment with the Company or such Affiliate immediately prior to the Closing Date. For a period of one (1) year following the Closing Date, Parent shall cause the Surviving Company or its Affiliates to provide compensation and employee benefits to the employees of the Company and the Company Subsidiaries, for so long as they are employed, on terms that are substantially comparable or more favorable in the aggregate to the compensation and employee benefits provided to such employees by the Company and the Company Subsidiaries immediately prior to the Closing Date (subject to the limitations contained in Section 7.2(e)), which are described in Section 6.8(b)(ii) of the Company Disclosure Schedule.
          (c) Notwithstanding anything in this Agreement to the contrary, this Section 6.8 shall not inure to the benefit of the persons entitled to the benefits, or party to the agreements, described herein, as third party beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of the Company Subsidiaries in respect of continued employment or resumed employment.
     6.9 Certain Tax Matters.
          (a) At Parent’s election, Parent and Merger Sub shall take all necessary action to cause any or all of the Company Subsidiaries that are treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code to be converted into limited liability companies, effective immediately prior to the Closing, that are (i) disregarded for United States federal income tax purposes and (ii) not treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code (the “Conversion”), provided that (x) the out-of-pocket costs of effecting the Conversion shall be borne by Parent and neither the Company nor any Company Subsidiary shall pay or incur any out-of-pocket costs in connection with the Conversion without the prior written approval of Parent, and (y) all such actions shall be (1) in compliance with the mortgages relating to the Company Properties owned by any Company Subsidiary that are so converted, unless such mortgages will be repaid or defeased in connection with or immediately following the Closing, and (2) not in violation of the applicable organizational documents of the Company and the Company Subsidiaries. The Company shall cooperate with Parent and Merger Sub to effect the Conversion, including by executing the appropriate documents relating to the Conversion and filing documents with the applicable secretaries of state or similar agencies. The Company shall promptly provide to Parent written evidence of such filings.
          (b) For federal and applicable state income tax purposes, the Company shall treat the Merger as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration to be received by holders of Company Shares and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Merger Consideration to its stockholders under Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.
     6.10 Interim Period Dividends. At or prior to the Closing Date, the Company shall declare a quarterly prorated cash dividend covering the period from the first date of the quarter in which the Closing occurs up to and including the Closing Date at a rate not to exceed the rate per Company Share set forth in Section 5.1.
     6.11 Standstill, Ownership.
          (a) During the period from the date of the Agreement through the Effective Time, neither Company nor any Company Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and which relates to the confidentiality of information regarding Company or any Company Subsidiary or which relates to the securities of the Company.
          (b) Neither Parent nor any of its Affiliates, including Merger Sub, shall, prior to the Effective Time, acquire any Company Shares or other securities of the Company, or take any other action, to the extent that they, taken together as a group, would beneficially (as defined in the Company Charter) own or be deemed to beneficially own in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Company Shares, or that would cause Parent or any of its Affiliates, including Merger Sub, to become an interested stockholder or an affiliate of an interested stockholder for purposes of the Maryland Business Combination Act (as defined in the MGCL).
     6.12 Resignation of Company’s Officers and Directors. If so requested by Parent, the Company shall deliver to Parent, at or prior to the Closing Date, the resignation, in form and substance reasonable satisfactory to Parent, of each officer and director of the Company.

     6.13 Cooperation. The Company agrees to provide, and shall cause the Company Subsidiaries, as applicable, to provide, all reasonable cooperation in connection with the arrangement of any financing by Merger Sub (or any Affiliate thereof) relating to the Merger or the other transactions contemplated by this Agreement as may be reasonably requested by Parent from time to time (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary, as the case may be).
     6.14 Denver Property; Mortgagee Consents
          (a) Neither the Company nor any Company Subsidiary shall, with respect to the Denver Property Acquisition, without the prior written approval of Merger Sub (which shall not be unreasonably withheld), waive any material term or condition to closing under the Denver Agreement, amend or terminate in any material respect the Denver Agreement or any other agreement relating to the Denver Property Acquisition, or grant any consent or approval under or with respect to the Denver Agreement or relating to the Denver Property Acquisition which is likely to be material to the Denver Property. Merger Sub shall respond to any request by the Company for a material waiver, amendment, termination, consent or approval contemplated by this Section 6.14(a) within two (2) Business Days after receipt of such request from the Company. Failure to respond within such two (2) Business Days shall constitute the approval of Merger Sub.
          (b) Parent and Merger Sub shall promptly take all action required by any mortgage documentation relating to any Company Property encumbered by a mortgage or as may commercially reasonably be requested (determined in the context of the applicable mortgage loan) by a mortgagee, and the Company and each Company Subsidiary shall cooperate in all such actions, in order to obtain the consent to the transactions contemplated by this Agreement of each mortgagee of any Company Property encumbered by a mortgage, unless the applicable mortgage loan is identified in writing by Parent as being a mortgage loan that will be defeased or repaid in connection with or immediately following the Closing. Parent shall bear all out-of-pocket costs incurred in connection with the administration and processing of such consents and any other amounts to the extent required to be paid under the applicable mortgage documentation in connection with obtaining such consents.
          (c) In the event that the acquisition of the Denver Property (the “Denver Property Acquisition”) pursuant to the Denver Agreement has not closed prior to the Closing Date, the Company shall deliver to Parent, each in form reasonably satisfactory to Parent and dated no more than three (3) Business Days prior to the Closing Date, (i) an estoppel certificate from the Denver Seller to Parent confirming that there are no existing defaults or other events or circumstances under the Denver Agreement that are reasonably likely to result in a termination of the Denver Agreement prior to consummation of the Denver Property Acquisition, and (ii) a certificate from an independent licensed engineer reasonably acceptable to Parent specifying the percentage of completion of the Denver Property as of such date, and confirming that, in such engineer’s good faith professional judgment, the estimated completion date of the Denver Property will be on or before the last day permitted for the closing of the Denver Property Acquisition under the Denver Agreement and on or before the required occupancy date under the Denver Lease. In the event that the Company does not deliver to Parent the estoppel certificate referred to in clause (i) above, the Company may retain a nationally recognized independent outside law firm experienced in real estate transactions to render an opinion to Parent to the effect that neither the Company nor any Company Subsidiary is in breach or default of its obligations under the Denver Agreement (the “No Default Opinion”). The No Default Opinion shall be deemed to satisfy the obligation to deliver the estoppel certificate referred to in clause (i) above unless Parent or Merger Sub has received other reasonable evidence that the Company or any Company Subsidiary is in breach or default of its obligations under the Denver Agreement that is reasonably likely to result in a termination of the Denver Agreement.
ARTICLE 7
CONDITIONS TO THE MERGER
     7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, at or prior to the Closing Date, of each of the following conditions:
          (a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
          (b) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.
          (c) CFIUS Approval. The period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), shall have expired or CFIUS or a related Governmental Entity shall have provided a written notice to the effect that review (if any) of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act.
          (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted or promulgated, which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall, in the case of an injunction or order, have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
     7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Closing Date:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality, Company Material Adverse Effect or material adverse effect qualification contained in any representation or warranty) at and as of the date of this Agreement and the Closing Date, as if made at and as of each such time (except to the extent a representation or warranty is made as of another time, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have or would not reasonably be likely to have a Company Material Adverse Effect; provided, however, that the representations contained in Sections 3.2, 3.3, 3.16 and 3.19 shall be true and correct. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.
          (b) Opinion of Tax Counsel. Parent shall have received a tax opinion of Ballard Spahr Andrews & Ingersoll, LLP, or other counsel to the Company reasonably satisfactory to Parent, dated as of the date of the Closing Date, prior to the Effective Time, in substantially the form attached hereto as Exhibit A.
          (c) Receipt of Certificates and Consents. Parent shall have received, each in form and substance reasonably satisfactory to Parent, (i) statements of lease from the General Services Administration of the United States of America (an example of which is attached hereto as Exhibit B), dated no more than one hundred twenty (120) days prior to the Closing Date, confirming that neither the Company nor any Company Subsidiary is in default of any of its obligations as landlord with respect to at least 90% of the aggregate square footage leased by the United States of America under leases with the Company and the Company Subsidiaries, and (ii) the consent to the transactions contemplated by this Agreement of each mortgagee of any Company Property encumbered by a mortgage, unless otherwise identified in writing by Parent pursuant to Section 6.14(b). The foregoing subclause (ii) of this Section 7.2(c) shall be deemed to be waived with respect to any consent from a mortgagee that is not received by Parent due to (x) the parties’ efforts to obtain a consent to effect the Conversion or (y) Parent’s failure to perform its obligations provided for in Section 6.14(b).
          (d) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, however, that the Company shall not be deemed to have failed to so perform or comply with such agreements or covenants if it cures such non-performance or non-compliance within a reasonable period of time (not to exceed five (5) Business Days of the occurrence of such event). Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.
          (e) Waiver of Equity Awards. Each Company Employee shall, in form and substance reasonably acceptable to Parent, have waived any right to future grants of equity based awards under any existing employment agreements or Company Benefit Plans.

     7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing Date:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality, Parent Material Adverse Effect or material adverse effect qualification contained in any representation or warranty) at and as of the date of this Agreement and the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of another time, in which case such representation or warranty shall be true and correct at and as of such time), except where the failure of such representations and warranties to be true and correct does not have or would not reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.
     7.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of Company Stockholder Approval:
          (a) by the mutual written consent of Parent, Merger Sub and the Company;
          (b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:
     (i) if, upon a vote at a duly held meeting of holders of the Company Shares (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;
     (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b)(ii) shall have used commercially reasonable efforts to have such offer, decree, judgment, injunction or other action vacated; or
     (iii) if the consummation of the Merger shall not have occurred on or before June 30, 2007 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to either party if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.
          (c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(d) and such condition is reasonably likely to be incapable of being satisfied by the Outside Date;
          (d) by written notice from the Company to Parent, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is reasonably likely to be incapable of being satisfied by the Outside Date;
          (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least three (3) Business Days prior written notice of the Company’s decision to so terminate. Such notice shall indicate in reasonable detail the material reasons for the Change in Recommendation or the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions and provided further that an election by the Company to terminate this Agreement pursuant to this Section 8.1(e) shall not be effective until the Company shall have paid the Break-up Fee to Parent as provided in Section 8.2(b);
          (f) by written notice of Parent or Merger Sub to the Company, if the Company Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of the Company Shares vote to approve the Merger and this Agreement, (B) make a Change in Recommendation, or (C) recommend that the holders of the Company Shares accept or approve a Superior Proposal; or
          (g) by written notice of Parent or Merger Sub to the Company, (i) accompanied by a letter from the Denver Seller to the effect that the Company or any Company Subsidiary is in breach or default of its obligations under the Denver Agreement, so that it is reasonably likely to result in the termination of the Denver Agreement, which letter shall state in reasonable detail the basis for such breach or default or (ii) in the event of a failure of the Company to satisfy its obligations provided for in Section 6.14(c).

     8.2 Effect of Termination.
          (a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.6, 6.7, 8.2 , 8.3 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, subject to the terms of Section 8.2(c).
          (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or Merger Sub pursuant to Sections 8.1(c), 8.1(f), or 8.1(g) then the Company shall pay to Parent an amount in cash equal to Six Million, Five Hundred Thousand Dollars ($6,500,000) (the “Break-Up Fee”). Payment of the Break-Up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e), concurrently with the effective date of such termination (i.e., following the three Business Days waiting period), or (ii) in the case of termination of this Agreement by Parent or Merger Sub under Section 8.1(c), 8.1(f), or 8.1(g), within three (3) Business Days after the date of termination. If this Agreement is terminated by the Company or by Parent or Merger Sub pursuant to Sections 8.1(b)(i) or (b)(iii) and (x) any Person shall have publicly announced or otherwise communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Company contemplated by this Agreement (in the case of a termination pursuant to Section 8.1(b)(i)) or the termination date (in the case of a termination pursuant to Section 8.1(b)(iii)), and (y) within nine (9) months after such termination Company enters into an agreement with such Person with respect to an Acquisition Proposal, then the Company shall pay to Parent the Break-Up Fee by wire transfer of immediately available funds within three (3) Business Days after the date Company enters into such agreement.
          (c) If this Agreement is terminated by the Company pursuant to Section 8.1(d), Merger Sub shall instruct the Escrow Agent to deliver the Deposit to the Company as set forth in Section 4.6(a)(ii) within three (3) Business Days after the date of such termination. The amount of the Deposit delivered to the Company pursuant to this Section 8.2(c) shall be counted towards, and reduce, any amounts for which Parent or any Affiliate thereof shall otherwise be liable to the Company or any Affiliate thereof arising from this Agreement or any of the transactions contemplated hereby.
          (d) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub hereby expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the payment of the Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any

Company Subsidiary or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) or 8.3, Parent and Merger Sub hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f), in circumstances where the Break-Up Fee is payable in accordance with Section 8.2(b), or upon any termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(c), in no event shall Parent or Merger Sub, (i) seek to obtain any recovery or judgment against the Company, any Company Subsidiary, or any of their respective assets, or against any of their respective trustees, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages. In case this Agreement shall be terminated pursuant to any section other than Sections 8.1(e) or 8.1(f) or otherwise breached, the Parties shall retain all rights and remedies at law and equity.
     8.3 Fees and Expenses.
          (a) Except as set forth in Sections 8.3(b), 8.3(c) and 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses, except for the filing fees and expenses related to the Proxy Statement, CFIUS or other antitrust statute or regulation and fees and expenses related to obtaining the consents described in Section 6.14(b) (collectively, “Shared Costs”), which shall be subject to reimbursement as follows: (x) the Company shall reimburse Parent for 100% of the out-of-pocket Shared Costs paid by Parent or Merger Sub in the event that this Agreement is terminated by Parent pursuant to 8.1(c), (y) Parent shall reimburse the Company for 100% of the out-of-pocket Shared Costs paid by the Company (or any Company Subsidiary) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), and (z) each party shall reimburse the other party such that 50% of the Shared Costs are borne by Parent or Merger Sub and 50% of the Shared Costs are borne by the Company in the event that this Agreement is terminated pursuant to Sections 8.1(a) or 8.1(b).
          (b) If this Agreement is terminated by the Company or by Parent because the Company Stockholder Approval shall not have been obtained, the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, lenders, accountants, financial advisors, and investment bankers, incurred by Parent or Merger Sub in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that the amount of such fees and expenses to be paid by the Company hereunder shall not exceed Two Million Dollars ($2,000,000).
          (c) If either party fails to pay to the other party any amounts due under Section 8.2 or 8.3, the party so failing shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment. The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).
     8.4 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of the Company Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.
     8.5 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)   if to Parent or Merger Sub:
Record Realty
Level 24 Gateway Building
1 Macquarie Place
Sydney
AUSTRALIA
Attention: Stewart Tillyard,
                 Chief Executive
Facsimile: (011-61) 2-9241-2550
with a copy (for informational purposes only) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Eric J. Friedman, Esq.
Facsimile: (212) 735-2000
and with a copy (for informational purposes only) to:
Mallesons Stephen Jaques
Level 50
Bourke Place
600 Bourke Street
Melbourne
Victoria 3000
AUSTRALIA
Attention: Andrew Erikson
Facsimile: (011-61) 3-9643-5999
(b)  if to the Company:
Government Properties Trust, Inc.
13625 California Street, Suite 310
Omaha, Nebraska
Attention: Thomas D. Peschio
                 President and Chief Executive Officer
Facsimile: (402) 391-4144

with a copy (for informational purposes only) to:
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attention: Justin P. Klein, Esq.
Facsimile: (215) 864-8999
     9.2 Certain Definitions. For purposes of this Agreement, the term:
          “Acquisition Proposal” shall mean any inquiry, offer or proposal regarding any (a) merger, consolidation or similar business combination transaction involving the Company or any Company Subsidiary, (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company or any Company Subsidiary representing 5% or more of the consolidated assets of the Company and every Company Subsidiary, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Company Shares, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.
          “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which United States banking and savings and loan institutions are authorized or required by Law to be closed.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business that is considered a single employer together with the Company under ERISA Section 4001(b) or part of the same “controlled group” with the Company for purposes of ERISA Section 302(d)(8)(C).
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
          “SEC” means the Securities and Exchange Commission.
          “Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than

50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.
          “Superior Proposal” means an Acquisition Proposal which the Company Board determines in good faith, after consultation with its financial advisors, will be more favorable to holders of the Company Shares than the Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).
     9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Affiliate”	Section 3.18
“Articles Of Merger”	Section 1.3(a)
“Break-Up Fee”	Section 8.2(b)
“CERCLA”	Section 3.12
“Certificate”	Section 2.2(b)
“CFIUS”	Section 7.1(c)
“Change in Recommendation”	Section 6.4(b)
“Claim”	Section 6.5(b)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Company”	Preamble
“Company Board”	Recitals
“Company Bylaws”	Section 3.1(e)
“Company Charter”	Section 3.1(a)
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.8(a)
“Company Equity Compensation Plan”	Section 2.1(e)
“Company Filed SEC Reports”	Section 3.4
“Company Intellectual Property Rights”	Section 3.20
“Company Lease”	Section 3.9(h)
“Company Leases”	Section 3.9(h)
“Company Material Adverse Effect”	Section 3.1(a)
“Company Properties”	Section 3.9(a)
“Company Property”	Section 3.9(a)
“Company Recommendation”	Section 6.1(c)
“Company Restricted Shares”	Section 2.1(e)
“Company SEC Reports”	Section 3.4
“Company Shares”	Recitals
“Company Stockholder Approval”	Section 3.3(b)
“Company Stockholders’ Meeting”	Section 6.1(c)
“Company Subsidiary”	Section 3.1(b)
“Company Title Insurance Policy”	Section 3.9(c)
“Confidentiality Agreement”	Section 6.6(b)
“Conversion”	Section 6.9(a)

“Corporate Operating Plan”	Section 5.1
“Denver Agreement”	Section 2.5(b)
“Denver Property”	Section 2.5(b)
“Denver Property Acquisition”	Section 6.14(c)
“Denver Seller”	Section 2.5(b)
“Deposit	Section 4.6(a)
“Effective Time”	Section 1.3(a)
“Employee Benefit Plan”	Section 6.8(a)
“Employee Programs”	Section 3.10(a)
“Environmental Claims”	Section 3.12
“Environmental Laws”	Section 3.12
“Environmental Reports”	Section 3.12(a)
“Escrow Agent”	Section 4.6(a)
“Escrow Agreement”	Section 4.6(a)
“Exchange Act”	Section 3.4
“Excluded Shares”	Section 2.1(c)
“Exon-Florio Act”	Section 7.1(c)
“GAAP”	Section 3.4
“Governmental Entity”	Section 3.7
“Grant”	Section 2.2(b)
“Hazardous Material”	Section 3.12
“Improvements”	Section 3.9(e)
“Indemnified Parties	Section 6.5(a)
“Indemnified Party”	Section 6.5(a)
“Intellectual Property”	Section 3.20(a)
“Interim Period”	Section 5.1
“IRS”	Section 3.10(a)
“Law”	Section 3.7
“Lien”	Section 3.1(c)
“Maryland Courts”	Section 9.11(a)
“Material Contract”	Section 3.14(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(b)
“Merger Sub”	Preamble
“MGCL”	Recitals
“MLLCA”	Recitals
“No Default Opinion”	Section 6.14(c)
“NYSE”	Section 3.4
“Outside Date”	Section 8.1(b)(iii)
“Other Filings”	Section 6.2
“Parent”	Preamble
“Parent Material Adverse Effect”	Section 4.1(a)
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“PCB”	Section 3.12(f)
“Permits”	Section 3.24

“Permitted Encumbrances”	Section 3.9(a)
“Permitted Liens”	Section 3.9(a)
“Pre-Closing Matters”	Section 6.5(a)
“Property Restrictions”	Section 3.9(a)
“Proxy Statement”	Section 6.1(a)
“REIT”	Section 3.13(b)
“RFML”	Preamble
“S-O Act”	Section 3.4
“SDAT”	Section 1.3(a)
“Shared Costs”	Section 8.3(a)
“Securities Act”	Section 3.2(f)
“Surviving Company”	Section 1.1
“Surviving Organizational Documents”	Section 1.2
“Tax” And “Taxes”	Section 3.13(r)
“Tax Protection Agreements”	Section 3.13(n)
“Tax Returns”	Section 3.13(r)
“Third Party”	Section 3.14(a)(ii)
“Third-Party Intellectual Property Rights”	Section 3.20
     9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise and the word “including” and words of similar import shall mean “including without limitation.” The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Sections 6.5, 6.8, and 9.6(b), (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and (b) thereafter there shall be no liability on the part of any of Parent, Merger Sub or the Company or any of their respective officers, trustees, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.
     9.6 Performance by Merger Sub; Limitation of Liability.
          (a) Parent shall cause Merger Sub to perform, discharge and comply with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.
          (b) RFML’s liability to any party in connection with this Agreement is limited in aggregate to the extent RFML actually receives money under or pursuant to its right to be indemnified for that liability out of the assets of Parent under Parent’s constitution or applicable

Law. Each party waives and releases RFML from any liability in relation to any default or breach by RFML under this Agreement that is greater than as described in the foregoing sentence.
     9.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent when due, and Parent shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Parent shall, and shall cause its affiliates to, join in the execution of any such Tax returns and other documentation.
     9.8 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.9 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary (except for Section 6.5, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.10 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     9.11 Choice of Law/Consent to Jurisdiction.
          (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Maryland without regard to its rules of conflict of laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland (“Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.
          (b) Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.
     9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RECORD REALTY TRUST
By:	Record Funds Management Limited, in its capacity as responsible entity of Record Realty

By:	/s/ Christopher John West
Name: Christopher John West
Title: Authorised Director

RECORD REALTY (US) LLC
By:	/s/ Stewart Tillyard
Name: Stewart Tillyard
Title: President

GOVERNMENT PROPERTIES TRUST, INC.
By:	/s/ Thomas D. Peschio
Name: Thomas D. Peschio
Title: President and Chief Executive Officer

[merger agreement signature page]

Exhibit A
Opinion of Counsel as to Tax Matters
                    , 2007
[Recipient Name and Address
Ladies and Gentlemen:
          You have requested our opinion in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October ___, 2006 (the “Merger Agreement”) by and among Record Realty Trust, a listed Australian Property Trust acting through its responsible entity, Record Funds Management Limited, a company incorporated under the laws of the Commonwealth of Australia, Record Realty (US) LLC, a Maryland limited liability company, and Governmental Properties Trust, Inc., a Maryland corporation (the “Company”), regarding the status of the Company as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes. All capitalized terms used in this opinion letter but not defined herein have the meanings given to them in the Merger Agreement.
          In connection with the opinions expressed herein, we have reviewed the Proxy Statement which was distributed to shareholders of the Company in connection with their approval of the Merger Agreement (the “Proxy Statement”).
          The opinions expressed herein are based on the Internal Revenue Code of 1986 (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and polices in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.
          In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (i) the Proxy Statement; (ii) the Amended Articles of Incorporation of the Company, as amended through the date hereof; and (iii) the Merger Agreement.
          In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Company contained in a letter to us dated                     ,

2007 regarding their consolidated assets, operations and activities (the “Management Representation Letter”). We have not made an independent investigation or audit of the facts set forth in the Management Representation Letter or in any other document. We consequently have relied upon the accuracy of the representations as to factual matters in the Management Representation Letter. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Company or any other person.
          We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:
          (1) the Company has been and will be operated in the manner described in the Management Representation Letter and the Proxy Statement;
          (2) all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine; and
          (3) all representations made in the Management Representation Letter (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letter “to the best of knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.
          Based upon and subject to the foregoing and the discussion below, we are of the opinion that, commencing with its taxable year ended December 31, 2003, the Company has, since the effective date of its REIT election and through and including the taxable year of the Company ending on the Closing Date, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code.
          We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. The Company’s qualification for taxation as a REIT depends upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, certain requirements of the Code, including requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
          We express no opinion other than that specifically set forth above and our opinion is limited to the tax issues addressed therein. Additional issues may exist that could affect the tax treatment of the transactions referenced in the opinion, and the opinion does not consider or provide a conclusion with respect to any additional rules.
          This opinion, which speaks as of the date hereof, has been prepared solely for your use pursuant to Section 7.2(b) of the Merger Agreement and may not be used for any other purpose without our prior written consent.
          The tax advice set forth in this letter was not intended or written to be used, and cannot be used, for the purpose of avoiding any federal tax penalties that may be imposed with respect to any tax issues. The tax advice set forth in this letter was written to support the promotion or marketing of the matters addressed herein. Each recipient of this letter with whom we do not have an attorney-client relationship should seek advice based on that person’s particular circumstances from an independent tax advisor.
Very truly yours,

Exhibit B
Example of Statement of Lease

Record Realty (US) LLC
[Address]
[Address]	Re: Statement of Lease
[Address]	[Property Address]
[Property Address]
[Property Number]
Dear Record Realty (US) LLC:
The General Services Administration (the “Government”), as lessee under U.S. Government Lease for Real Property [Property Number], (the “Lease”) states the following regarding the Lease and the leased premises located at [Property Address]:
1)	The Lease dated [Lease Date], is in full force and effect. Monthly rental is payable in arrears and no rent has been paid in advance. The Lease is unmodified except for the following [Lease amendments posted in the data room prior to the date of the Merger Agreement.].

2)	The Lease Term together with rental payments commenced [ ___] and shall continue through [ ___], [[if any termination right] subject to termination rights at any time, in whole or in part, after the [ ___] year by giving at least [ ___] days’ notice in writing to the Lessor].

3)	No notice of default has been issued to date.
The statements set forth above are subject to the following conditions:
1.	Such statements are based solely on a review of the Lease file by the Contracting Officer of the Government’s General Services Administration as of the date of issuance;
2.	The Government shall not be liable for any latent defect in or condition of the Premises discoverable upon a reasonable inspection; and
3.	The Government does not warrant or represent that the Leased Premises comply with applicable Federal, State, and local law.
I trust the above will meet your needs. If you have any questions, please contact me at [ ___].
Sincerely,

[ ___]
Contracting Officer	U.S. General Services
Administration

B-1

Realty Services Division	Jacob K. Javits Federal Building
Public Building Service	26 Federal Plaza
New York, NY 10278
www.gsa.gov

B-2